                                                 U.S. SECURITIES AND EXCHANGE COMMISSION
|----------------------|
|        FORM 5        |
|                      |                                   Washington, D.C. 20549
|----------------------|

|----| Check this box if no longer
  X    subject to Section 16. Form 4        ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
|----| Form 5 obligations may continue.
         See Instruction 1(b)
  Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of
                                                         1935 or Section 30(f)
                                                 of the Investment Company Act of 1940

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1.       Name and Address of Reporting Person*                    2.       Issuer Name and Ticker or Trading Symbol                6.  Relationship of Reporting Person to Issuer
                                                                                                                                   (Check all applicable)
                                                                                 Compaq Computer Corporation (CPQ)                        Director       ___ 10% Owner
                                                                                                                                   ------
                                                                                                                                     X  Officer   (give  ___ Other (Specify)
                                                                                                                                   ----
Heil, Jr.                   William                      W.                                                                                       title
                                                                                                                                                  below)
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(Last)               (First)            (Middle)                  3.  IRS or Social Security   4.  Statement for
                                                                      Number of Reporting         Month/Year                                  Vice President
                                                                                                                                        --------------------
20555 SH 249                                                          Person (Voluntary)       Fiscal Year 2000
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                            (Street)                                                           5.  If Amendment, Date of           7.  Individual or Joint/Group Filing
                                                                                                  Original                                     Check applicable line)
                                                                                                  (Month/Year)                       X   Form filed by One Reporting Person
                                                                                                                                   -----
Houston                    TX          77070-2698                                                                                  ___ Form filed by More than One Reporting Person
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(City)                   (State)            (Zip)                          Table 1 - Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1.  Title of Security                                             2  Transac-      3.  Trans-    4.  Securities Acquired (A)       5.  Amount 0f        6.  Owner     7. Nature of
    Instr. 3)                                                       action Date       tion        or Disposed of (D)                   Securities         - ship Form:  Indirect
                                                                                     Code         (Instr. 3, 4 and 5)                  Bene-                Direct      Beneficial
                                                                    (Month/          (Instr. 8)                                        fically Owned        (D) or      Ownership
                                                                                                                                       at End of            Indirect    (Instr. 4)
                                                                                                                                       Issuer's
                                                                                               -----------------------------------
                                                                                               ------------- -------- ------------
                                                                    Day/                                     (A) or                    Fiscal Year        (I)
                                                                    Year)                         Amount        (D)      Price         (Instr. 3 and       (Instr.
                                                                                                                                       4)               4)
----------------------------------------------------------------- -------------- ------------- ------------- -------- ------------ -------------------- ------------- --------------
                                                                  -------------- ------------- ------------- -------- ------------ -------------------- ------------- --------------
Common Stock                                                        9/8/2000          A            5.41         A       $32.75                               D
                                                                  -------------- ------------- ------------- -------- ------------ -------------------- ------------- --------------
----------------------------------------------------------------- -------------- ------------- ------------- -------- ------------ -------------------- ------------- --------------
Common Stock                                                        9/22/2000         A            5.94         A       $29.75                               D
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                                                                  -------------- ------------- ------------- -------- ------------ -------------------- ------------- --------------
Common Stock                                                        10/6/2000         A            7.10         A       $25.01                               D
                                                                  -------------- ------------- ------------- -------- ------------ -------------------- ------------- --------------
----------------------------------------------------------------- -------------- ------------- ------------- -------- ------------ -------------------- ------------- --------------
Common Stock                                                       10/20/2000         A            6.20         A       $28.63                               D
                                                                  -------------- ------------- ------------- -------- ------------ -------------------- ------------- --------------
----------------------------------------------------------------- -------------- ------------- ------------- -------- ------------ -------------------- ------------- --------------
Common Stock                                                       10/20/2000         A            0.11         A       $28.63                               D
----------------------------------------------------------------- -------------- ------------- ------------- -------- ------------ -------------------- ------------- --------------
----------------------------------------------------------------- -------------- ------------- ------------- -------- ------------ -------------------- ------------- --------------
Common Stock                                                       10/24/2000         F          2,215(1)       D       $28.15                               D
----------------------------------------------------------------- -------------- ------------- ------------- -------- ------------ -------------------- ------------- --------------
----------------------------------------------------------------- -------------- ------------- ------------- -------- ------------ -------------------- ------------- --------------
                                                                    11/3/2000         A           5.708         A       $31.09        81,360.81 (2)          D
----------------------------------------------------------------- -------------- ------------- ------------- -------- ------------ -------------------- ------------- --------------
----------------------------------------------------------------- -------------- ------------- ------------- -------- ------------ -------------------- ------------- --------------
                                                                                                                                        5,243.67             I        401k Plan
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                                                                  -------------- ------------- ------------- -------- ------------ -------------------- ------------- --------------
                                                                                                                                          96.6               I        By Children
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* If the Form is filed by more than one Reporting Person, See Instruction 4(b)(v).
Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly. (Print or Type Responses)

==================================================================================================================================================================================

FORM 5 (continued)
                             TABLE II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                    (e.g., puts, calls, warrants, options, convertible securities)

---------------- ------------ ------------ -------------- ------------------- ------------------------- ---------------------- --------- ------------- ------------ -------------
1. Title of      2. Conver-   3. Trans-    4. Transac-      5. Number of      6. Date Exer-             7. Title and Amount    8. Price  9. Number     10. Owner-   11. Na-
   Derivative      sion or      action       tion Code      Derivative          cisable and Ex-         of                       of        of Deriv-       ship         ture
   Security        Exercise     Date         (Instr. 8)     Securities          piration Date             Underlying             Deriv-    ative           of           of In-
   (Instr. 3)      Price of     (Month/                     Ac-quired (A)       (Month/Day/               Securities             ative     Secur-          Deriv-       direct
                   Deriv-        Day/                       or Dis-               Year)                   (Instr. 3 and 4)       Secur-    ities           ative        Bene-
                   ative         Year)                      posed of (D)                                                         ity       Bene-           Secu-        ficial
                   Security                                 (Instr. 3, 4,                                                                  ficially        rity:        Own-
                                                            and 5)                                                               (Instr.   Owned           Direct       ership
                                                                                                                                 5)
                                                                              ------------ ------------ ---------- -----------
                                                                                                                                           at End          (D) or       (Instr.
                                                                              Date         Expira-                 Amount or               of              Indi-        4)
                                                                              Exer-        tion           Title    Number of               Year            rect
                                                                              cisable      Date                      Shares                 (Instr.        (I)
                                                                                                                                             4)
                                                                                                                                                          (Instr. 4)
                                                          ---------- --------
                                                             (A)     (D)
---------------- ------------ ------------ -------------- ---------- -------- ------------ ------------ ---------- ----------- --------- ------------- ------------ -------------

---------------- ------------ ------------ -------------- ---------- -------- ------------ ------------            ----------- --------- ------------- ------------ -------------
                 ------------ ------------ -------------- ---------- -------- ------------ ------------ ---------- ----------- --------- ------------- ------------ -------------

---------------- ------------ ------------ -------------- ---------- -------- ------------ ------------ ---------- ----------- --------- ------------- ------------ -------------

Explanation of Responses:

(1)   Shares withheld to satisfy tax liability for restricted stock vesting.
(2)   Includes 496.3888 shares acquired under the Employee Stock Purchase Plan in the month of October.

                      /s/ William W. Heil, Jr.                     2/12/01
                      -----------------------------------       ------------------
                             William W. Heil, Jr.                     Date
                       **Signature of Reporting Person

**Intentional misstatement or omissions of facts constitute Federal Criminal Violations.
    See 18 U.S.C.1001 and 15 U.S.C. 78ff(a).

Note:   File three copies of this Form, one of which must be manually signed.
       If space provided is insufficient, see Instruction 6 for procedure.